                                                                      EXHIBIT 99

                    SEARS REPORTS THIRD QUARTER 2003 RESULTS


           HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. (NYSE: S) today reported net income of $147 million, or $0.52 per share, for the third quarter ended September 27, 2003, compared with net income of $189 million, or $0.59 per share, in the third quarter of 2002.
           Sears' third quarter 2003 earnings included a pretax charge of $141 million ($89 million after-tax), or $0.32 per share, related to the company's previously announced refinement of its business strategy for The Great Indoors.
           "The third quarter results were in line with our expectations," said Chairman and CEO Alan J. Lacy. "We are pleased with our return to sales growth following two years of a fundamental repositioning and restructuring of our core business. While we have much still to do, we believe the business is well-positioned for profitable growth."

Retail and Related Services
           Retail and Related Services reported an operating loss of $85 million for the third quarter of 2003, compared with operating income of $42 million in the third quarter of 2002. Included in these results is the pretax charge of $141 million related to The Great Indoors, which consists of asset impairment charges of $99 million on exited and certain ongoing stores, inventory clearance costs of $29 million and other exit costs of $13 million. Of the $141 million charge, $112 million is reflected in special charges and impairments and $29 million in cost of sales.
            Revenues for the third quarter were $7.3 billion, an increase of 1.1 percent over the same period last year primarily due to the 1.2 percent increase in domestic comparable store sales. In the home group, the lawn and garden and fitness businesses continued to experience strong performances across all formats, while home appliances showed solid improvements in the quarter. Within apparel (and accessories), improved merchandise offerings resulted in comparable store sales increases in the women's ready-to-wear, men's and footwear categories.

           "We are pleased with the performance of the Lands' End and Covington brands. We completed the roll-out of Lands' End merchandise to another 470 stores during the month of September and now carry the brand in all of our full-line stores nationwide," Lacy said. "We continue to see a broader sales improvement provided by our Lands' End brands in Sears' full-line stores, as comparable store apparel sales for stores carrying the merchandise out-performed those without." Lacy added, "Overall sales trends improved during the quarter, reflecting continuing progress against our goals of upgrading merchandise offerings, enhancing the customer experience and improving our marketing efforts."
           The company's domestic gross margin rate for the quarter declined from 27.5 percent to 26.2 percent, as improvements in sourcing were more than offset by an increase in promotional and clearance activities and the $29 million charge for inventory clearance activities in connection with The Great Indoors' restructuring.
           Selling and administrative expenses declined $58 million with decreases across virtually all retail business formats attributable to continuing productivity improvement efforts. Selling and administrative expenses as a percentage of sales were 23.1 percent as compared to 24.1 percent in the prior year.

Credit and Financial Products
           Credit and Financial Products reported operating income of $366 million for the quarter, up $82 million compared to the 2002 third quarter. The 2002 third quarter results included a $189 million increase to the domestic allowance for uncollectible accounts.
           Third quarter domestic Credit and Financial Products revenues of $1.3 billion decreased $56 million from the prior year, as a slight increase in average receivable balances was more than offset by a lower yield. The lower yield is attributable to the lower interest rate environment, reduced late fees and an increase in the size of the MasterCard portfolio, which carries a lower yield than Sears' private label card.
           Domestic credit card receivables at the end of the third quarter decreased 1.0 percent from the prior year to $29.0 billion. Funding costs were below last year's quarter, as interest expense decreased due to the lower interest rate environment and lower debt balances.
           The domestic provision for uncollectible credit card accounts was $550 million in the third quarter, compared with $588 million in last year's period, a decrease of $38 million.

The third quarter of 2002 included a $189 million increase to the allowance for uncollectible accounts resulting from receivables growth and an increase in charge-off and delinquency trends. The net charge-off rate for the third quarter of 2003 was 7.55 percent, compared with 5.55 percent a year ago primarily driven by the seasoning of the MasterCard portfolio, an increase in bankruptcy filings, as well as the ongoing sale of charged-off receivables to a third party.
         Year-over-year delinquencies rose to 7.62 percent from 7.24 percent, reflecting continued seasoning of the MasterCard portfolio. The domestic allowance for uncollectible credit card accounts at the end of the third quarter of 2003 was $1.9 billion, or 6.55 percent of ending credit receivables, compared with 6.45 percent at the end of the 2003 second quarter.

Share Repurchase Program
         During the quarter, Sears repurchased 20.6 million common shares for a total cost of $892 million, at an average price of $43.33 per share. As of September 27, 2003, the company had remaining authorization to repurchase $339 million common shares by December 31, 2006, under its existing share repurchase program approved by the Sears board of directors on July 15, 2003.
         On October 8, the Sears board of directors authorized $3.0 billion for repurchase of the company's common shares. This authorization, combined with the company's existing share repurchase program, positions Sears to execute its plan to return a portion of the proceeds from the sale of its Credit and Financial Products business to its shareholders. The shares will be purchased in the open market, through self-tender offers or through privately negotiated transactions. Timing will depend on prevailing market conditions, alternative uses of capital and other factors.

NTB Sale
           On September 22, 2003, Sears announced it had entered into an agreement to sell its National Tire & Battery ("NTB") business and related inventory to TBC Corporation for total cash consideration of approximately $260 million. This transaction, which is subject to the normal regulatory reviews and closing conditions, is expected to close by the end of this year.

Outlook
         The company expects full-year earnings per share to be between $4.80 and $5.00 per share. This full-year expectation excludes any effect that may result from the sale of the Credit and Financial Products business, but includes the charge for the refinement of the business strategy for The Great Indoors and the impact of the expected sale of NTB. Within this full-year earnings per share expectation, the company anticipates that fourth quarter Retail and Related Services' operating income, excluding the expected gain upon the closing of the sale of NTB which will be recorded in other income, will increase in the low double-digit range. The company expects comparable store sales to increase low single-digit and gross margin to be flat to the prior year fourth quarter.
         Credit and Financial Products would remain on plan for a full-year mid-single digit decline in operating income. The company intends to update its outlook based upon the impacts of the anticipated sale of the Credit and Financial Products business as soon as practical after the close of the transaction.


Forward-Looking Statements
         This release contains guidance on full-year 2003 earnings per share, segment operating income, comparable store sales, margins and other company performance measures, as well as the timing of the expected closing of the sale of NTB. These statements are forward-looking statements based on assumptions about the future that are subject to risks and uncertainties, and actual results may differ materially from the results projected in the forward looking statements. Risks and uncertainties that may cause actual results to differ materially include the possibility that either the Credit and Financial Products or the NTB sale does not close or either closing is delayed; competitive conditions in retail and credit; changes in consumer confidence and spending; delinquency and charge-off trends in the credit card portfolio; consumer debt levels and the level of consumer bankruptcies; the success of initiatives to address increased delinquencies and credit losses and improve credit profitability; the success of the full-line store strategy and other strategies; the possibility that the company will identify new business and strategic options for one or more of its business segments, potentially including selective acquisitions, dispositions, restructurings, joint ventures and partnerships; Sears' ability to integrate and operate Lands' End successfully; the successful integration of Sears retail businesses with Citigroup's operation of the Credit and Financial Products business, which involves significant training and the integration of complex systems and processes; the outcome of pending legal proceedings; anticipated cash flow; social and political conditions such as war, political unrest and terrorism or natural disasters; the possibility of negative investment returns in the company's pension plan; changes in interest rates; the volatility in financial markets; changes in the company's debt ratings, credit spreads and cost of funds; the possibility of interruptions in systematically accessing the public debt markets; general economic conditions and normal business uncertainty. In addition, Sears typically earns a disproportionate share of its operating income in the fourth quarter due to seasonal buying patterns, which are difficult to forecast with certainty. The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.


Webcast
         Sears will webcast its third quarter earnings conference call at 10:30 a.m. EDT/9:30 a.m. CDT today. Investors and the media are invited to listen to the call through the company's website at www.sears.com/investors, under "Events and Webcasts." A telephone replay of the call will be available beginning at approximately 1:00 p.m EDT/12:00 noon CDT today. The replay number is 1-800-947-6621, access code: 7239. A replay of the conference call will also be available on the company's website at www.sears.com/investors, under "Events and Webcasts."

About Sears

         Sears, Roebuck and Co. is a broadline retailer with significant service and credit businesses. In 2002, the company's revenue was $41.4 billion. The company offers its wide range of apparel, home and automotive products and services to families in the U.S. through Sears stores nationwide, including approximately 870 full-line stores. Sears also offers a variety of merchandise and services through its Web sites, sears.com, thegreatindoors.com and landsend.com, and a variety of specialty catalogs.

SEARS, ROEBUCK AND CO.
CONSOLIDATED INCOME
--------------------------------------------------------------------------------


                                                        For the 13 Weeks Ended   For the 39 Weeks Ended
                                                        September 27, 2003 and   September 27, 2003 and
                                                          September 28, 2002      September 28, 2002
                                                        ----------------------   ----------------------
  (millions, except earnings per common share)             2003         2002       2003        2002
                                                         --------    --------    --------    --------

REVENUES
   Merchandise sales and services                        $  8,409    $  8,239    $ 24,734    $ 24,639
   Credit and financial products revenues                   1,385       1,430       4,136       4,209
                                                         --------    --------    --------    --------
          Total revenues                                    9,794       9,669      28,870      28,848

COSTS AND EXPENSES
   Cost of sales, buying and occupancy                      6,137       5,934      18,013      17,902
   Selling and administrative                               2,229       2,340       6,666       6,637
   Provision for uncollectible accounts                       567         603       1,511       1,685
   Depreciation and amortization                              226         219         681         650
   Interest                                                   281         298         847         866
   Special charges and impairments                            112           -         112         111
                                                         --------    --------    --------    --------
          Total costs and expenses                          9,552       9,394      27,830      27,851
                                                         --------    --------    --------    --------

Operating income                                              242         275       1,040         997
Other income, net                                               2          10          16          98
                                                         --------    --------    --------    --------

Income before income taxes, minority interest
   and cumulative effect of accounting change                 244         285       1,056       1,095

Income taxes                                                  (91)        (94)       (392)       (382)

Minority interest                                              (6)         (2)        (16)         23
                                                         --------    --------    --------    --------

Income before cumulative effect of accounting change          147         189         648         736

Cumulative effect of change in accounting for goodwill          -           -           -        (208)
                                                         --------    --------    --------    --------

NET INCOME                                               $    147    $    189    $    648    $    528
                                                         ========    ========    ========    ========

EARNINGS PER COMMON SHARE

   Basic
      Earnings per share before cumulative
      effect of accounting change                        $   0.53    $   0.60    $   2.18    $   2.32

      Cumulative effect of change in
      accounting for goodwill                                   -           -           -       (0.66)
                                                         --------    --------    --------    --------

        Earnings per share                               $   0.53    $   0.60    $   2.18    $   1.66
                                                         ========    ========    ========    ========

   Diluted
      Earnings per share before cumulative
      effect of accounting change                        $   0.52    $   0.59    $   2.17    $   2.29

      Cumulative effect of change in
      accounting for goodwill                                   -           -           -       (0.65)
                                                         --------    --------    --------    --------

        Earnings per share                               $   0.52    $   0.59    $   2.17    $   1.64
                                                         ========    ========    ========    ========

Average common and dilutive common                          281.0       320.1       298.7       321.7
  equivalent shares outstanding

SEARS, ROEBUCK AND CO.
CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------

          (millions)
                                                                          September 27,  September 28,  December 28,
                                                                              2003           2002          2002
                                                                          -------------  -------------  ------------
Assets
   Current assets
     Cash and cash equivalents                                               $  1,546      $    637      $  1,962
     Credit card receivables                                                    1,974        30,810        32,595
        Less allowance for uncollectible accounts                                  54         1,676         1,836
                                                                             --------      --------      --------
        Net credit card receivables                                             1,920        29,134        30,759
     Other receivables                                                            600           452           863
     Merchandise inventories                                                    6,243         5,961         5,115
     Prepaid expenses and deferred charges                                        517           619           535
     Deferred income taxes                                                        818           992           749
     Assets held for sale                                                      27,818             -             -
                                                                             --------      --------      --------
        Total current assets                                                   39,462        37,795        39,983

   Property and equipment, net                                                  6,660         6,748         6,910
   Deferred income taxes                                                          443           502           734
   Goodwill                                                                       945           940           944
   Tradenames and other intangible assets                                         710           704           704
   Other assets                                                                   870         1,314         1,134
                                                                             --------      --------      --------
        Total assets                                                         $ 49,090      $ 48,003      $ 50,409
                                                                             ========      ========      ========

Liabilities
   Current liabilities
     Short-term borrowings                                                   $  6,179      $  4,289      $  4,525
     Current portion of long-term debt and capitalized lease obligations        2,595         4,774         4,808
     Accounts payable and other liabilities                                     7,058         6,867         7,485
     Unearned revenues                                                          1,245         1,189         1,199
     Other taxes                                                                  472           486           580
     Liabilities held for sale                                                 10,602             -             -
                                                                             --------      --------      --------
        Total current liabilities                                              28,151        17,605        18,597

   Long-term debt and capitalized lease obligations                            12,121        20,781        21,304
   Pension and postretirement benefits                                          2,010         2,189         2,491
   Minority interest and other liabilities                                      1,319         1,214         1,264
                                                                             --------      --------      --------
        Total liabilities                                                      43,601        41,789        43,656

Commitments and Contingent Liabilities

Shareholders' Equity
   Common shares                                                                  323           323           323
   Capital in excess of par value                                               3,503         3,512         3,505
   Retained earnings                                                            8,945         7,723         8,497
   Treasury stock - at cost                                                    (6,306)       (4,489)       (4,474)
   Deferred ESOP expense                                                          (27)          (42)          (42)
   Accumulated other comprehensive loss                                          (949)         (813)       (1,056)
                                                                             --------      --------      --------
        Total shareholders' equity                                              5,489         6,214         6,753
                                                                             --------      --------      --------
        Total liabilities and shareholders' equity                           $ 49,090      $ 48,003      $ 50,409
                                                                             ========      ========      ========

        Total common shares outstanding                                         263.3         316.4         316.7

SEARS, ROEBUCK AND CO.
SEGMENT INCOME STATEMENTS
--------------------------------------------------------------------------------

(millions, except earnings per share)

FOR THE 13 WEEKS ENDED SEPTEMBER 27, 2003 AND SEPTEMBER 28, 2002



                                   Retail & Related   Credit & Financial  Corporate & Other      Sears Canada           Total
                                       Services            Products
                                  -----------------   -----------------   ------------------   -----------------   -----------------
                                    2003      2002     2003       2002      2003      2002      2003       2002      2003      2002
                                  -------   -------   -------   -------   -------    -------   -------   -------   -------   -------

Merchandise sales and services    $ 7,342   $ 7,261   $     -   $     -   $   107    $    91   $   960   $   887   $ 8,409   $ 8,239
Credit and financial products
  revenues                              -         -     1,307     1,363         -          -        78        67     1,385     1,430
                                  -------   -------   -------   -------   -------    -------   -------   -------   -------   -------

Total revenues                      7,342     7,261     1,307     1,363       107         91     1,038       954     9,794     9,669

Costs and expenses
      Cost of sales, buying
        and occupancy               5,415     5,266         -         -        42         33       680       635     6,137     5,934
      Selling and administrative    1,694     1,752       157       233       111        106       267       249     2,229     2,340
      Provision for
        uncollectible accounts          -         -       550       588         -          -        17        15       567       603
      Depreciation and
        amortization                  182       180         4         4        13         11        27        24       226       219
      Interest                         24        21       230       254         -          -        27        23       281       298
      Special charges and
        impairments                   112         -         -         -         -          -         -         -       112         -
                                  -------   -------   -------   -------   -------    -------   -------   -------   -------   -------
          Total costs and
            expenses                7,427     7,219       941     1,079       166        150     1,018       946     9,552     9,394
                                  -------   -------   -------   -------   -------    -------   -------   -------   -------   -------

Operating income (loss)           $   (85)  $    42   $   366   $   284   $   (59)   $   (59)  $    20   $     8   $   242   $   275
                                  =======   =======   =======   =======   =======    =======   =======   =======   =======   =======

Net income                                                                                                         $   147   $   189
                                                                                                                   =======   =======

EPS - Diluted                                                                                                      $  0.52   $  0.59
                                                                                                                   =======   =======

   Average shares o/s                                                                                                281.0     320.1

FOR THE 39 WEEKS ENDED SEPTEMBER 27, 2003 AND SEPTEMBER 28, 2002



                                   Retail & Related   Credit & Financial  Corporate & Other      Sears Canada           Total
                                       Services            Products
                                  -----------------   -----------------   ------------------   -----------------   -----------------
                                    2003      2002     2003       2002      2003     2002      2003       2002      2003      2002
                                  -------   -------   -------   -------   -------   -------   -------   -------   -------   -------

Merchandise sales and services   $21,757   $21,728    $     -   $    -   $    270   $   241   $ 2,707   $ 2,670   $24,734  $ 24,639
Credit and financial products
  revenues                             -         -      3,903    4,002          -         -       233       207     4,136     4,209
                                 -------   -------    -------   ------   --------   -------   -------   -------   -------  --------

Total revenues                    21,757    21,728      3,903    4,002        270       241     2,940     2,877    28,870    28,848

Costs and expenses
      Cost of sales, buying
        and occupancy             15,991    15,873          -        -        107        89     1,915     1,940    18,013    17,902
      Selling and
        administrative             4,978     4,880        590      725        333       310       765       722     6,666     6,637
      Provision for
        uncollectible accounts         -         -      1,467    1,652          -         -        44        33     1,511     1,685
      Depreciation and
        amortization                 552       524         13       14         34        39        82        73       681       650
      Interest                        49        22        717      772          -         -        81        72       847       866
      Special charges and
        impairments                  112         -          -        -          -         -         -       111       112       111
                                 -------   -------    -------   ------   --------   -------   -------   -------   -------  --------
          Total costs and
            expenses              21,682    21,299      2,787    3,163        474       438     2,887     2,951    27,830    27,851
                                 -------   -------    -------   ------   --------   -------   -------   -------   -------  --------

Operating income (loss)          $    75   $   429    $ 1,116   $  839   $   (204)  $  (197)  $    53   $   (74)  $ 1,040  $    997
                                 =======   =======    =======   ======   ========   =======   =======   =======   =======  ========

Income before cumulative
  effect of accounting change                                                                                     $   648   $   736
                                                                                                                  =======  ========

Cumulative effect of change
  in accounting                                                                                                   $    -   $   (208)
                                                                                                                  ------   --------

Net Income                                                                                                        $   648  $    528
                                                                                                                  =======  ========

EPS - Diluted                                                                                                     $  2.17  $   1.64
                                                                                                                  =======  ========

   Average shares o/s                                                                                               298.7     321.7

SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION - DOMESTIC CREDIT CARD RECEIVABLES, INVENTORY
AND STORE COUNT
--------------------------------------------------------------------------------

($ in millions)

                                                                      AVERAGE BALANCE                          ENDING BALANCE
                                                    --------------------------------------------------  ----------------------------
                                                    For the 13 Weeks Ended      For the 39 Weeks Ended
                                                    September 27, 2003 and      September 27, 2003 and
                                                      September 28, 2002          September 28, 2002
                                                    ----------------------      ---------------------   September 27,  September 28,
                                                     2003           2002         2003          2002          2003           2002
                                                    -------       --------      -------       -------   -----------    ------------
Sears Card credit card receivables                  $16,219       $19,137       $16,961       $20,302       $15,930       $18,466
Sears Gold MasterCard credit card receivables        12,973         9,579        12,653         7,618        13,057        10,815
                                                    -------       -------       -------       -------       -------       -------
Total domestic credit card receivables              $29,192       $28,716       $29,614       $27,920       $28,987       $29,281
                                                    =======       =======       =======       =======       =======       =======

                                                   For the 13 Weeks Ended    For the 39 Weeks Ended
                                                   September 27, 2003 and    September 27, 2003 and
                                                    September 28, 2002        September 28, 2002
                                                   ------------------------------------------------
DOMESTIC CREDIT CARD RECEIVABLES-                   2003        2002         2003         2002
                                                   -----        -----        -----        -----
NET INTEREST MARGIN:
Portfolio yield                                    17.24%       18.26%       16.90%       18.42%
Effective financing rate                            3.14%        3.51%        3.21%        3.66%
                                                   -----        -----        -----        -----
Net interest margin                                14.10%       14.75%       13.69%       14.76%
                                                   =====        =====        =====        =====

DOMESTIC NET CHARGE-OFF RATE:
   Sears Card                                       7.80%        6.52%        5.99%        6.28%
   Sears Gold MasterCard                            7.23%        3.62%        6.17%        3.16%
    TOTAL                                           7.55%        5.55%        6.07%        5.43%

                                                                2003                                        2002
                                         --------------------------------------------------    ------------------------------
                                         September 27, 2003  June 28, 2003   March 29, 2003    Dec. 28, 2002    Sep. 28, 2002
                                         ------------------  -------------   --------------    -------------    -------------
Sears Card delinquency rate                       9.47%            9.33%           10.14%           10.34%            9.74%
Sears Gold MasterCard delinquency rate            5.37%            4.96%            4.72%            3.76%            2.99%
TOTAL DOMESTIC DELINQUENCY RATE                   7.62%            7.41%            7.87%            7.69%            7.24%

ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS         $   1,900        $   1,900        $   1,790        $   1,780        $   1,630
                                             =========        =========        =========        =========        =========

ALLOWANCE % OF DOMESTIC CREDIT CARD
     RECEIVABLES                                  6.55%            6.45%            6.06%            5.79%            5.57%
                                             =========        =========        =========        =========        =========


                                                   September 27,  September 28,
                                                       2003           2002
                                                   -------------  -------------
DOMESTIC INVENTORIES          -LIFO                   $5,563         $5,368
                                                      ======         ======
                              -FIFO                   $6,195         $5,988
                                                      ======         ======


                                  For the 13 Weeks Ended                         For the 39 Weeks Ended
                         September 27, 2003 and September 28, 2002      September 27, 2003 and September 28, 2002
                         -----------------------------------------      -----------------------------------------
PRETAX LIFO CHARGE                $ 6                    $ 6                     $30                   $30
                                  ===                    ===                     ===                   ===


                                September 27,   September 28,  December 28,
DOMESTIC RETAIL STORES:             2003            2002          2002
                                -------------   -------------  ------------
FULL-LINE                             869            872            872
SPECIALTY                           1,314          1,299          1,305
LANDS' END                             16             15             15
                                    -----          -----          -----
    TOTAL                           2,199          2,186          2,192
                                    =====          =====          =====

During 2003, the Company opened 22 stores consisting of two Full-line stores, 19 Specialty stores and one Lands' End outlet store. In addition, the Company closed 15 stores consisting of five Full-line stores and 10 Specialty stores.